Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

August 25, 2020

Variant Alternative Income Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	Variant Alternative Income Fund

Ladies and Gentlemen:

We have acted as counsel to Variant Alternative Income Fund, a Delaware statutory trust (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “1933 Act”), shares of beneficial interest representing interests in the Fund (“Shares”). The Fund offers two classes of Shares: Institutional Class Shares and Investor Class Shares. The Fund is authorized to issue an unlimited number of Shares.

We have reviewed the Fund’s Agreement and Declaration of Trust, its By-Laws and resolutions adopted by the Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.       The Shares will be issued in accordance with the Fund’s Agreement and Declaration of Trust, its By-Laws and resolutions of the Fund’s Board of Trustees; and

2.       The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1.       The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.       When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund and that the holders of the Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Fund).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund and to the reference to our firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the prospectus and statement of additional information incorporated by reference into the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP